Bunge Reports First Quarter 2025 Results
St. Louis, MO - May 7, 2025 - Bunge Global SA (NYSE: BG) today reported first quarter 2025 results
•Q1 GAAP diluted EPS of $1.48 vs. $1.68 in the prior year; $1.81 vs. $3.04 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•Solid performance in Agribusiness driven by Processing, though down from last year
•Refined and Specialty Oils results reflected a more balanced supply and demand environment, particularly in the U.S.
•In final stage of regulatory process for Viterra transaction
•Further strengthened business alignment with our global value chains through agreements to divest regional corn milling and margarine businesses
•Maintaining adjusted full-year EPS outlook of approximately $7.75

➢	Overview
Greg Heckman, Bunge’s Chief Executive Officer, commented, “Our team delivered a better than expected start to 2025, staying nimble in a quickly evolving market environment while continuing to serve our customers at both ends of the value chain. We announced agreements to sell our European margarine and U.S. corn milling businesses as we further align our assets with our global integrated value chains. We are in the final stage of regulatory approval for our combination with Viterra and are prepared to close quickly once received.

“We benefited in the first quarter from tariff-related timing shifts in demand and farmer activity and remain confident in our ability to continue to execute despite the current market environment. Our resilient global footprint, disciplined approach, and focus on connecting farmers to consumers to deliver essential food, feed, and fuel position us well to create value for all stakeholders.”

➢	Financial Highlights

	Three Months Ended March 31,
(US$ in millions, except per share data)	2025	2024
Net income attributable to Bunge	$201	$244
Net income per share-diluted	$1.48	$1.68

Mark-to-market timing differences (a)	$0.08	$0.94
Certain (gains) & charges (b)	$0.25	$0.42
Adjusted Net income per share-diluted (c)	$1.81	$3.04

Segment EBIT (c) (d)	$404	$537
Mark-to-market timing differences (a)	2	182
Adjusted Segment EBIT (c)	$406	$719

Corporate and Other EBIT (c)(e)	$(76)	$(104)
Certain (gains) & charges (b)	32	61
Adjusted Corporate and Other EBIT (c)	$(44)	$(43)

Total EBIT (c)	$328	$433
Mark-to-market timing differences (a)	2	182
Certain (gains) & charges (b)	32	61
Adjusted Total EBIT (c)	$362	$676

(a)Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories ("RMI"), and related hedges associated with committed future operating capacity and sales. See note 3 in the Additional Financial Information section of this release for details.
(b)Certain (gains) & charges included in Total EBIT and Net income attributable to Bunge. See Additional Financial Information for details.
(c)Segment EBIT, Adjusted Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Total EBIT, Adjusted Total EBIT, and Adjusted Net income per share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge's website.
(d)Segment earnings before interest and tax ("Segment EBIT") comprises the aggregate earnings before interest and tax (“EBIT”) of Bunge’s Agribusiness, Refined and Specialty Oils and Milling reportable segments, and excludes Corporate and Other activities.
(e)Corporate and Other includes salaries and overhead for corporate functions that are not allocated to the Company’s individual reporting segments, as well as certain other activities including Bunge Ventures, the Company's captive insurance activities, and accounts receivable securitization activities. Corporate and Other also includes historical results of Bunge's previously recognized Sugar & Bioenergy segment. See note 6 in the Additional Financial information section of this release for details.

➢	First Quarter Results
Reportable Segments
Agribusiness

	Three Months Ended
(US$ in millions)	Mar 31, 2025	Mar 31, 2024
Volumes (in thousand metric tons)	18,277	20,192

Net Sales	$8,161	$9,740

Gross Profit	$303	$454

Selling, general and administrative expense	$(135)	$(155)

Foreign exchange gains (losses) – net	$29	$(62)

Other income (expense) - net	$62	$53

Income (loss) from affiliates	$9	$(15)

Segment EBIT	$270	$278
Mark-to-market timing differences	(2)	209
Certain (gains) & charges	—	—
Adjusted Segment EBIT	$268	$487

Processing (2)

	Three Months Ended
(US$ in millions)	Mar 31, 2025	Mar 31, 2024
Processing EBIT	$233	$180
Mark-to-market timing differences	(26)	231
Certain (gains) & charges	—	—
Adjusted Processing EBIT	$207	$411
Higher results in Brazil, Europe and Asia soy crush value chains were more than offset by lower results in North America, Argentina and European softseeds.

Merchandising (2)

	Three Months Ended
(US$ in millions)	Mar 31, 2025	Mar 31, 2024
Merchandising EBIT	$37	$98
Mark-to-market timing differences	24	(22)
Certain (gains) & charges	—	—
Adjusted Merchandising EBIT	$61	$76
Improved performance in global grains and our financial services business were more than offset by lower results in ocean freight.
Refined & Specialty Oils

	Three Months Ended
(US$ in millions)	Mar 31, 2025	Mar 31, 2024
Volumes (in thousand metric tons)	2,130	2,195

Net Sales	$3,092	$3,240

Gross Profit	$237	$359

Selling, general and administrative expense	$(100)	$(100)

Foreign exchange gains (losses) – net	$(4)	$(11)

EBIT attributable to noncontrolling interests	$(3)	$(6)

Other income (expense) - net	$(10)	$(16)

Segment EBIT	$116	$226
Mark-to-market timing differences	7	(22)
Certain (gains) & charges	—	—
Adjusted Segment EBIT	$123	$204

Refined & Specialty Oils Summary

With the exception of Asia, results were down in all regions reflecting a more balanced global supply and demand environment driven in part by the uncertainty in U.S. biofuel policies.

Milling

	Three Months Ended
(US$ in millions)	Mar 31, 2025	Mar 31, 2024
Volumes (in thousand metric tons)	898	874

Net Sales	$375	$381

Gross Profit	$44	$60

Selling, general and administrative expense	$(23)	$(25)

Segment EBIT	$18	$33
Mark-to-market timing differences	(3)	(5)
Certain (gains) & charges	—	—
Adjusted Segment EBIT	$15	$28

Milling Summary

Slightly higher results in North America were more than offset by lower results in South America where milling margins were pressured by a more competitive pricing environment.

Corporate and Other(6)

	Three Months Ended
(US$ in millions)	Mar 31, 2025	Mar 31, 2024
Gross Profit	$13	$3

Selling, general and administrative expense	$(122)	$(159)

Foreign exchange gains (losses) – net	$2	$(5)

Other income (expense) - net	$31	$33

Income (loss) from affiliates	$—	$23

Corporate and Other EBIT	$(76)	$(104)
Certain (gains) & charges	32	61
Adjusted Corporate and Other EBIT	$(44)	$(43)

Corporate

	Three Months Ended
(US$ in millions)	Mar 31, 2025	Mar 31, 2024
Corporate EBIT	$(87)	$(140)
Certain (gains) & charges	32	61
Adjusted Corporate EBIT	$(55)	$(79)
Other

	Three Months Ended
(US$ in millions)	Mar 31, 2025	Mar 31, 2024
Other EBIT	$11	$36
Certain (gains) & charges	—	—
Adjusted Other EBIT	$11	$36

Corporate and Other Summary

Corporate expenses were lower primarily due to performance-based compensation. Prior year Other results include $24 million from the sugar & bioenergy joint venture that we divested in the fourth quarter of last year.

Cash Flow

	Three Months Ended
	Mar 31, 2025	Mar 31, 2024
Cash provided by (used for) operating activities	$(285)	$994
Certain reconciling items to Adjusted funds from operations (4)	677	(480)
Adjusted funds from operations (4)	$392	$514

Cash used for operations in the three months ended March 31, 2025 was $285 million compared to cash provided of $994 million in the same period last year. The reduction of cash from operations was primarily driven by net changes in working capital. Adjusted funds from operations (FFO) was $392 million compared to $514 million in the prior year.(4)

Income Taxes

For the three months ended March 31, 2025, income tax expense was $80 million compared to $117 million in the prior year. The decrease was primarily due to lower pre-tax income in 2025 and unfavorable adjustments related to foreign currency fluctuations in South America in 2024.

➢	Outlook(5)
Taking into account first quarter results, the current margin and macro environment and forward curves, we continue to forecast full-year 2025 adjusted EPS of approximately $7.75. This forecast excludes the impact of announced acquisitions and divestitures that are expected to close during the year.

In Agribusiness, full-year results are forecasted to be slightly lower than our previous outlook and down from last year primarily due to lower results in Processing.

In Refined and Specialty Oils, full-year results are expected to be similar to our previous outlook and down from the prior year primarily driven by a more balanced supply and demand environment in North America.

In Milling, full-year results are expected to be similar to our previous outlook and up from last year.
In Corporate and Other, full-year results are expected to be more favorable than our previous outlook and the prior year.

Additionally, the Company expects the following for 2025: an adjusted annual effective tax rate in the range of 21% to 25%; net interest expense in the range of $220 to $250 million, which is down from our previous expected range of $250 to $280 million; capital expenditures in the range of $1.5 to $1.7 billion; and depreciation and amortization of approximately $490 million.

➢	Conference Call and Webcast Details
Bunge Global SA’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Wednesday, May 7, 2025 to discuss the Company’s results.
Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.
To access the webcast, go to “Events & Presentations” under “News & Events” in the “Investor Center” section of the company’s website. Select “Q1 2025 Bunge Global SA Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

To listen to the call, please dial 1-844-735-3666. If you are located outside the United States or Canada, dial 1-412-317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

A replay of the call will be available later in the day on May 7, 2025, continuing through June 7, 2025. To listen to it, please dial 1-877-344-7529 in the United States, 1-855-669-9658 in Canada, or 1-412-317-0088 in other locations. When prompted, enter confirmation code 5982954.

➢	About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to strengthen global food security, increase sustainability where we operate, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to develop tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company has its registered office in Geneva, Switzerland and its corporate headquarters in St. Louis, Missouri. We have approximately 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

➢	Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, U.S. Securities and Exchange Commission ("SEC") filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements to encourage companies to provide prospective information to investors. This press release includes forward looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. Forward looking statements include all statements that are not historical in nature. We have tried to identify these forward looking statements by using words including "may," "will," "should," "could," "expect," "anticipate," "believe," "plan," "intend," "estimate," "continue" and similar expressions. These forward looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following factors, among others, could cause actual results to differ from these forward looking statements:

•the impact on our employees, operations, and facilities from the war in Ukraine and the resulting economic and other sanctions imposed on Russia, including the impact on us resulting from the continuation and/or escalation of the war and sanctions against Russia;
•the effect of weather conditions and the impact of crop and animal disease on our business;
•the impact of global and regional economic, agricultural, financial and commodities market, political, social and health conditions;
•changes in government policies and laws affecting our business, including agricultural and trade (including tariff) policies, financial markets regulation and environmental, tax and biofuels regulation;
•the impact of seasonality;
•the impact of government policies and regulations;
•the outcome of pending regulatory and legal proceedings;
•our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances, including without limitation Bunge’s pending business combination with Viterra Limited (“Viterra”);
•the impact of industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products that we sell and use in our business, fluctuations in energy and freight costs and competitive developments in our industries;
•the effectiveness of our capital allocation plans, funding needs and financing sources;
•the effectiveness of our risk management strategies;
•operational risks, including industrial accidents, natural disasters, pandemics or epidemics, wars and cybersecurity incidents;
•changes in foreign exchange policy or rates;
•the impact of our dependence on third parties;
•our ability to attract and retain executive management and key personnel; and
•other factors affecting our business generally.

The forward looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward looking statements to reflect subsequent events or circumstances.

You should refer to "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 20, 2025.

Investor Contact: Ruth Ann Wisener Bunge Global SA 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Global SA 636-292-3022 news@bunge.com

➢	Additional Financial Information
Certain gains and (charges), quarter-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and EBIT for the three month periods ended March 31, 2025 and 2024.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		EBIT
Three Months Ended March 31,	2025	2024	2025	2024	2025	2024

Reportable Segments:	$—	$—	$—	$—	$—	$—
Agribusiness	$—	$—	$—	$—	$—	$—

Refined and Specialty Oils	$—	$—	$—	$—	$—	$—

Milling	$—	$—	$—	$—	$—	$—

Corporate and Other:	$(33)	$(61)	$(0.25)	$(0.42)	$(32)	$(61)
Acquisition and integration costs	(33)	(61)	(0.25)	(0.42)	(32)	(61)

Total	$(33)	$(61)	$(0.25)	$(0.42)	$(32)	$(61)
See Definition and Reconciliation of Non-GAAP Measures.
Corporate and Other
The following is a summary of acquisition and integration costs related to the announced business combination agreement with Viterra recorded in the Company's Condensed Consolidated Statements of Income (Loss).

	Three Months Ended
(US$ in millions)	Mar 31, 2025	Mar 31, 2024
Selling, general and administrative expenses	$(32)	$(61)
Interest expense	(4)	(4)
Income tax (expense) benefit	3	4
Net income (loss)	$(33)	$(61)

➢	Condensed Consolidated Earnings Data (Unaudited)

	Three Months Ended March 31,
(US$ in millions, except per share data)	2025	2024
Net sales	$11,643	$13,417
Cost of goods sold	(11,046)	(12,541)
Gross profit	597	876
Selling, general and administrative expenses	(380)	(439)
Foreign exchange gains (losses) – net	25	(78)
Other income (expense) – net	82	68
Income (loss) from affiliates	5	8
EBIT attributable to noncontrolling interest (a) (1)	(1)	(2)
Total EBIT	328	433
Interest income	59	42
Interest expense	(104)	(108)
Income tax (expense) benefit	(80)	(117)
Noncontrolling interest share of interest and tax (a) (1)	(2)	(6)
Net income (loss) attributable to Bunge (1)	$201	$244

Net income (loss) attributable to Bunge shareholders - diluted	$1.48	$1.68
Weighted–average shares outstanding - diluted	135	145

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests on a U.S. GAAP basis of presentation.

➢	Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(US$ in millions)	2025	2024
Assets
Cash and cash equivalents	$3,245	$3,311
Trade accounts receivable, net	2,334	2,148
Inventories (a)	7,817	6,491
Assets held for sale	177	8
Other current assets	3,800	4,000
Total current assets	17,373	15,958
Property, plant and equipment, net	5,511	5,254
Operating lease assets	996	932
Goodwill and other intangible assets, net	782	774
Investments in affiliates	800	779
Other non-current assets	1,198	1,202
Total assets	$26,660	$24,899

Liabilities and Equity
Short-term debt	$1,328	$875
Current portion of long-term debt	675	669
Trade accounts payable	3,831	2,777
Current operating lease obligations	285	286
Liabilities held for sale	72	10
Other current liabilities	2,344	2,818
Total current liabilities	8,535	7,435
Long-term debt	4,714	4,694
Non-current operating lease obligations	659	595
Other non-current liabilities	1,159	1,226
Total liabilities	15,067	13,950
Redeemable noncontrolling interest	49	4
Total equity	11,544	10,945
Total liabilities, redeemable noncontrolling interest and equity	$26,660	$24,899
(a) Includes RMI of $6,499 million and $5,224 million at March 31, 2025 and December 31, 2024, respectively.

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(US$ in millions)	2025	2024
Operating Activities
Net income (loss) (1)	$204	$252
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	(84)	(2)
Depreciation, depletion and amortization	120	112
Share-based compensation expense	19	17
Deferred income tax expense (benefit)	22	(10)
Results from affiliates	(5)	(8)
Other, net	25	23
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(136)	284
Inventories	(1,245)	(484)
Secured advances to suppliers	(39)	34
Trade accounts payable and accrued liabilities	898	774
Advances on sales	(140)	(30)
Net unrealized (gain) loss on derivative contracts	27	249
Margin deposits	21	(227)
Recoverable and income taxes, net	77	(11)
Marketable securities	(35)	(6)
Other, net	(14)	27
Cash provided by (used for) operating activities	(285)	994
Investing Activities
Payments made for capital expenditures	(310)	(236)
Proceeds from investments	339	239
Payments for investments	(455)	(351)
Settlement of net investment hedges	4	(9)
Proceeds from sale of investments in affiliates	100	—
Payments for investments in affiliates	(25)	(16)
Other, net	67	(23)
Cash provided by (used for) investing activities	(280)	(396)
Financing Activities
Net borrowings (repayments) of short-term debt	453	224
Net proceeds (repayments) of long-term debt	(55)	14
Repurchases of registered or common shares	—	(400)
Dividends paid to registered or common shareholders	(91)	(95)
Contributions from (Return of capital to) noncontrolling interest	7	15
Sale of redeemable noncontrolling interest	206	—
Acquisition of noncontrolling interest	(18)	—
Other, net	(12)	(17)
Cash provided by (used for) financing activities	490	(259)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(4)	(9)
Net increase (decrease) in cash and cash equivalents, and restricted cash	(79)	330
Cash and cash equivalents, and restricted cash - beginning of period	3,328	2,623
Cash and cash equivalents, and restricted cash - end of period	$3,249	$2,953

➢	Definition and Reconciliation of Non-GAAP Measures
This earnings release contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.
Total EBIT and Adjusted Total EBIT
Bunge uses earnings before interest and tax ("EBIT”) to evaluate the operating performance of its individual reportable segments as well as Corporate and Other results. Total EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Segment EBIT, Corporate and Other EBIT and Total EBIT to evaluate the operating performance of Bunge’s reportable segments and Total reportable segments together with Corporate and Other activities. Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Refined and Specialty Oils, and Milling segments. Total EBIT is the aggregate of the earnings before interest and taxes of Bunge’s reportable segments, together with its Corporate and Other activities.
Adjusted Segment EBIT, Adjusted Corporate and Other EBIT and Adjusted Total EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, from Segment EBIT, Corporate and Other EBIT, and Total EBIT, respectively.
Segment EBIT, Corporate and Other EBIT, Total EBIT, Adjusted Segment EBIT, Adjusted Corporate and Other EBIT, and Adjusted Total EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its operating profitability, since the measures allow for an evaluation of performance without regard to financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to Net income (loss) or any other measure of consolidated operating results under U.S. GAAP.
Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) attributable to Bunge
Adjusted Net Income (loss) excludes temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net Income (loss) attributable to Bunge, Net Income (loss), or any other measure of consolidated operating results under U.S. GAAP.  Bunge's management believes Adjusted Net income (loss) is a useful measure of the Company's profitability.
We also have presented projected Adjusted Net income per share for 2025. This information is provided only on a non-GAAP basis without reconciliation to projected Net Income per share for 2025, the most directly comparable U.S. GAAP measure. The most directly comparable GAAP measure has not been provided due to the inability to quantify certain amounts necessary for such reconciliation, including but not limited to potentially significant future market price movements over the remainder of the year.

Below is a reconciliation of Net income (loss) attributable to Bunge, to Total EBIT, and Adjusted Total EBIT:

	Three Months Ended March 31,
(US$ in millions)	2025	2024
Net income (loss) attributable to Bunge	$201	$244
Interest income	(59)	(42)
Interest expense	104	108
Income tax expense (benefit)	80	117
Noncontrolling interest share of interest and tax	2	6
Total EBIT	$328	$433

Agribusiness EBIT	$270	$278
Refined and Specialty Oils EBIT	116	226
Milling EBIT	18	33
Segment EBIT	$404	$537

Corporate and Other EBIT(6)	$(76)	$(104)

Total EBIT	$328	$433
Mark-to-market timing difference	2	182
Certain (gains) & charges	32	61
Adjusted Total EBIT	$362	$676

Below is a reconciliation of Net income (loss) attributable to Bunge, to Adjusted Net income (loss) attributable to Bunge:

	Three Months Ended March 31,
(US$ in millions, except per share data)	2025	2024
Net income (loss) attributable to Bunge	$201	$244
Adjustment for Mark-to-market timing difference	10	136
Adjusted for Certain (gains) and charges:
Acquisition and integration costs	33	61
Adjusted Net income (loss) attributable to Bunge	$244	$441
Weighted-average shares outstanding - diluted (a)	135	145
Adjusted Net income (loss) per share - diluted	$1.81	$3.04
(a) There were less than 1 million anti-dilutive contingently issuable restricted stock units excluded from the weighted-average number of shares outstanding for each of the three months ended March 31, 2025 and 2024.

Adjusted Funds From Operations

Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on net debt, working capital changes, net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests, and mark-to-market timing differences after tax. Adjusted FFO is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Bunge's management believes the presentation of this measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents, and restricted cash, or any other measure of consolidated cash flow under U.S. GAAP.

➢	Notes
(1)    A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:

	Three months ended March 31,
(US$ in millions)	2025	2024
Net income (loss) attributable to Bunge	$201	$244
EBIT attributable to noncontrolling interest	1	2
Noncontrolling interest share of interest and tax	2	6
Net income (loss)	$204	$252

(2)    The Processing business included in our Agribusiness segment consists of: global oilseed processing activities, which principally include the origination and crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the distribution of oilseeds, oilseed products and fertilizer products through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); fertilizer production; and biodiesel production, which is partially conducted through joint ventures.
The Merchandising business included in our Agribusiness segment primarily consists of: global grain origination activities, which principally include the purchasing, cleaning, drying, storing and handling of corn, wheat and barley at our network of grain elevators; global trading and distribution of grains and oils; logistical services for the distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities, and other third parties.
(3)    Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, RMI, and related futures contracts associated with our committed future operating capacity and sales. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(4)    A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:

	Three months ended March 31,
(US$ in millions)	2025	2024
Cash provided by (used for) operating activities	$(285)	$994
Foreign exchange gain (loss) on net debt	84	2
Working capital changes	586	(610)
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(3)	(8)
Mark-to-Market timing difference, after tax	10	136
Adjusted FFO	$392	$514

(5)    We have not presented a comparable U.S. GAAP financial measure for any full-year 2025 outlook financial measures presented on an adjusted, non-GAAP basis because the information necessary for such presentation is unavailable at this time. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from the non-GAAP financial measures presented in this release. Please see “Definition and Reconciliation of Non-GAAP Measures” for more information.
(6)    Effective January 1, 2025, Bunge's Sugar & Bioenergy segment reporting activity has been reclassified to Corporate and Other. Historically, the Sugar and Bioenergy segment was primarily comprised of our previously owned 50% interest in the BP Bunge Bioenergia joint venture, divested in the fourth quarter of 2024. Following the divestment, Bunge will no longer separately present a Sugar & Bioenergy segment as remaining activity is insignificant, nor separately present segment results between Core segment and Non-core segment. Corresponding prior period amounts have been restated to conform to current period presentation. This change has no impact on previously-reported condensed consolidated earnings data, condensed consolidated balance sheets, or condensed consolidated statements of cash flows.